EXHIBIT 99.1

Green Innovations Promotes Jeff Thurgood to CEO

FOR IMMEDIATE RELEASE

CAPE CORAL, FL –August 29, 2014 - Green Innovations Ltd. (OTCQB: GNIN) (OTCBB: GNIN) today announced it has promoted Jeff Thurgood, Vice President – Sales, to Chief Executive Officer.

Mr. Thurgood brings 30 years’ industry experience including 15 years with Kimberly-Clark (Nasdaq: KMB), a $21 billion global consumer goods company ranked #139 in the Fortune 500. At KMB, his experience included serving in the corporate headquarters as National Merchandising Manager of Huggies Baby Wipes, Depend, Poise Adult Care brands, and as Trade Marketing Director of Target Brands.

As CEO, he succeeds Philip Rundle who is resigning as CEO and member of the Board of Directors to accommodate a family health matter.

Bruce Harmon, Chairman of the Board of Directors, commented, “Phillip has performed admirably, moving the Company forward from a fledgling developmental stage company to one with several products being distributed by leading retailers, in just 18 months. As a consultant to the Company, we will continue to benefit from his expertise, insight and many valuable industry relationships.”

Philip Rundle commented, “Jeff is a highly accomplished and respected executive in the consumer paper products industry who was overdue to step into a CEO role. Jeff’s strong leadership on various project-management teams will make the transition seamless.”

Commenting on his promotion, Mr. Thurgood said, “I am excited to have the opportunity to lead Green Innovations into a bright and prosperous future. With the strong foundation built by Philip, Bruce and the rest of our team, I am confident 2014 will prove to be a pivotal year at Green Innovations in which we break out to new, higher levels of market share through new products, retailers and strategic relationships. We are also actively pursuing a number of potentially game-changing projects and strategic initiatives.”

Jeff Thurgood Bio
Mr. Thurgood has served as Green Innovations’ Vice President – Sales since 2013, where he has been instrumental in helping strategically realign the Company’s product and design of our go-to-market practices which was used in opening up numerous new retailer and distribution relationships with Albertsons, Hy-vee, Ingles, Lucky, Save Mart, SuperValu, Wakefern and many others (see http://greenhygienics.com/products/where-to-buy/).

With 30 years’ experience, he has led Fortune 500 businesses and entrepreneurial ventures to successful and sustainable business results such as all-important sustained market share growth. Mr. Thurgood led business growth results at PepsiCo, Inc. (NASDAQ: PEP) from 1985 – 1991, as District Manager, On-Premise Sales and later, advanced to District Manager, Retail Sales. He was then recruited by Kimberly-Clark Corporation, where he was responsible for driving positive results over 15 years as Field Sales Training Manager at K-C HQ Neenah, WI., District Team Leader, in the Pacific Northwest markets, National Merchandising Manager, Huggies Baby Wipes and Depend & Poise Adult Care brands at K-C HQ Neenah, WI., Trade Marketing Director, Target Brands, Inc. - K-C Team, Minneapolis.

He was then recruited by Pure Fishing, Inc. (a subsidiary of Jarden Corporation (NYSE: JAH)), “The Procter & Gamble of the fishing tackle industry,” as Sales Director, to assist in redesigning their sales team and trade spending protocols.  He designed and executed go-to-market business models that incorporated classic CPG industry business methodologies, which drove significant market share gains and net profit increases for the company where he worked from 2005 – 2009.

In 2009, Mr. Thurgood then re-entered the paper industry as Vice President of Sales with Oasis Brands to help create, build sales structure for, and market the Fiora brand, which has become the fastest growing tissue brand in America. In September 2013, he was recruited by Green Hygienics, Inc., as VP of Sales, to assist in designing the go-to-market model, launch, and execute the business which includes game changer products like Sensational® Bamboo tissue products made from 100% tree-free bamboo, the “utopian sustainable green answer” for the planet’s future, and Clearly Herbal® Baby Wipes, made with the finest all-natural herbs sourced from around the world.

Mr. Thurgood is also the founder and sits on the board of directors of Good Legacy, LLC and Another Legacy, LLC. Mr. Thurgood holds a Bachelor of Arts in Management from The University of Phoenix.

About Green Innovations Ltd.
Green Innovations Ltd., through its wholly-owned subsidiary, Green Hygienics, Inc. (http://www.greenhygienics.com), is the exclusive licensed North American distributor of American Hygienics Corporation's 100% tree-free bamboo-based product line, including personal care and paper-based goods. The marketplace for tissue paper products, diapers, wet wipes, feminine care products, and adult care products, is in excess of $29 billion annually in the United States.

The Company is committed to providing consumers with quality products that are designed and manufactured to the highest standards in FDA-accepted manufacturing facilities without compromising product performance. Green Innovations is a member of the International Green Energy Council (IGEC) and dedicated to ensuring a more healthy and sustainable planet. Green Hygienics represents the following brands:
Sensational® Bamboo, Clearly Herbal®, Noov®, Premium Formulations®, and Sensa®.

Safe Harbor Statement
This press release contains "forward-looking statements." Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, and specifically references to future potential purchase sales. The reader can identify these forward-looking statements by forward-looking words such as "may," "will," "expect," "potential," "anticipate," "forecast," "believe," "estimate," "project," "plan," "continue" or similar words. The reader should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial condition, or state other forward-looking information. Forward-looking statements include, but are not limited to, statements regarding potential products, customers, revenues, expansion efforts, and future plans and objectives of Green Innovations Ltd. ("Green Innovations"). The risk factors listed in our disclosure documents and the cautionary language on this website provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations and projections described by Green Innovations in its forward-looking statements. Actual results relating to, among other things, product launch, sales, customer acceptance and market share could differ materially from those currently anticipated in such statements. Factors affecting forward-looking statements include: consumer preferences, competition from more established brands, ability to develop market share; changes in the operating costs; changes in economic conditions, foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities that Green Innovations develops or produces; changes in the investments levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Green Innovations operates; technological, mechanical and operational difficulties encountered in connection with Green Innovations' development activities; and labor relation matters and costs. The reader should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Green Innovations from time to time with the Securities and Exchange Commission and other regulatory authorities.

At the Company
Green Innovations Ltd.
239.829.4372
investor@greeninnovationsltd.com

Investor Relations
Mirador Consulting, LLC
Frank Benedetto or Paul Lovito
(561) 989-3600

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